EXHIBIT 99.1

Success Entertainment Group International

 Expands Infrastructure model enters into LOI with Utility Management Corp.

Ossian, Indiana-(Newsfile Corp. – April 30, 2020) – Success Entertainment Group International, Inc. (OTCQB: SEGN), recently acquired Renavotio Infratech, Inc. (RII) has entered an LOI to acquire an anchor infrastructure company with two Key subsidiaries. Utility Management Corp, (“UMC”) a Delaware company and its subsidiaries Utility Management Company, LLC and Cross-Bo Construction, LLC based in Ochelata, Oklahoma.

The LOI call for RII to exchange SEGN common stock for 100% of the Equity Interests of UMC for an aggregate purchase price of Four Million Five Hundred Thousand US Dollars, ($4,500,000.00), subject to adjustment based on Buyer’s due diligence review, any third party valuation reports of the Company that Buyer may obtain and any adjustment terms set forth in the Definitive Agreement with the intent to operate the Company as a wholly-owned subsidiary. The Purchase Price subject to adjustment, (i) the assumption or pay off of Two Million Nine Hundred Thousand US Dollars ($2,900,000.00), with a minimum payment of $300,000 cash buy June 15, 2020, and (ii) One Million Six Hundred Thousand Dollars, ($1,600,000.00) worth of Success Entertainment Group International, Inc., (“SEGN”) common stock, calculated at the closing price the day of the close.

RII has targeted two additional key of growth areas in the infrastructure space. Utility Management and Construction (UMCCO) founded in 1962 UMCCO is a leader in small community Utility management and has operations that provided water-systems management for over 1200 customers. Utility Management & Construction Company (UMCCO) specializes in the management and operations of small utility systems (Rural Waters Systems or Public Trusts or Authority), including record keeping, reporting, budgeting, customer correspondence, billing and engineering.

UMCCO utilizes licensed Technology Solutions providing GIS solutions, infrastructure management and “smart city” infrastructure technology to construction, environmental consulting, utility and government clients in the United States. This technology offers two principal products, it enables local and distributed teams to do field data collection using mobile devices (iOS and Android) and manage all geospatial data using a web interface and is a collection of components and application program interfaces (APIs) that makes it easy to create a full, custom mapping solution very quickly. These components enable extensive and intensive data analysis, routing and dissemination of geospatial information.

UMC’s second subsidiary, Cross-Bo Construction specializes in Utility System installation and maintenance. Cross-Bo provides the hard assets and expertise to install pipelines for water, wastewater, storm water and gas systems up to 36 inches in diameter. Its Hydrovac excavators, drilling, and heavy excavating equipment lets Cross-Bo compete in the municipal utility bidding market for installation of water, waste water, storm water, and gas system construction and installation. Cross-Bo has expertise in the installation of HDPE, PVC, and Ductile piping Systems. The company is expanding into the fiber optic installation and participating in the 5G roll out with targeted Telcom relationships.

The UMC team bring businesses originally established in 1962 and have combined engineering and construction experience of over 100 years. The UMC mission statement is:

“We are servant leaders and technicians who believe that water is life! Our mission is to provide the highest quality drinking water and utility management to rural communities while protecting the natural resources and environment in which we operate.”

“We continue to reach out and secure opportunities for SEGN and RII, that will prove us leaders in the infrastructure space. As our country begins the healing process renewing the infrastructure will be one of the foundations of our recovery. Our company name is a play of the Latin meaning of reborn. Renew and revitalize our infrastructure is how our nation will recover”.” Said Billy Robinson, CEO.

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ABOUT RENAVOTIO INFRATECH (RII)

RII is a holding company focused on infrastructure opportunities including Medical infrastructure, 5G, utility construction, utility management, IoT, water and waste management technology, medical infrastructure and related industries. RII initial targets along with recent medical protective gear is infrastructure companies with utility construction, consulting/operational agreements with small towns or county CO-OPS that operate their own water and sewer systems, providing long term savings utilizing smart utility monitoring and dedicated engineering and service personnel. These platforms capture utility data from handheld GPS devices or in place sensors, with planned use of drones for medical contamination, leak detection and topographic underground utility installation planning.

ABOUT UTILITY MANAGEMENT

Utility Management is a holding company focused on infrastructure, 5G, utility construction, utility management, IoT, water and waste management technology, and related industries. It two subsidiaries, Utility Management and Construction (UMCCO) founded in 1962 UMCCO is a leader in small community with operations providing engineering, water-systems management rural communities across the nation. Cross-Bo Construction its subsidiary provides Cross-Bo Construction is a full service utility and excavation company specializing in water, sewer, Telcom, 5G design and installation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release includes certain “forward-looking statements” under applicable US securities legislation. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors which may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to: general business, economic, competitive, political and social uncertainties; delay or failure to receive board, shareholder or regulatory approvals, where applicable and the state of the capital markets. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

IR Contact:
Success Entertainment Group International Inc.
Email Contact: brobinson@renavotio.com
Telephone: +1(260) 490-9990

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